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                                                                  EXHIBIT 2.1(b)


                                                                  EXECUTION COPY

                                ESCROW AGREEMENT

    This ESCROW AGREEMENT (this "Agreement"), dated as of the 21st day of February, 2000, by and among MRV Communications, Inc. ("MRV"), the Selling Shareholders of Fiber Optic Communications, Inc. ("FOCI") and the law firm of Baker & McKenzie, Taipei Office (the "Escrow Agent") having David T. Liou as its representative.

                                   WITNESSETH

      WHEREAS, MRV and Selling Shareholders have entered into a Stock Purchase Agreement dated February 21, 2000 (the "SPA") pursuant and subject to which MRV is acquiring up to One Hundred Percent (100%), but not less than Seventy Five Percent (75%), of the shares of FOCI ("FOCI Shares") from Selling Shareholders;

      WHEREAS, all capitalized terms not otherwise defined herein have the meaning ascribed to such term in the SPA; and

    WHEREAS, Section 10.2.3 of the SPA contemplates that the Parties will enter into an agreement with the Escrow Agent pursuant to which the Escrow Agent will hold up to One Million (1,000,000) MRV Shares, subject to pro rata adjustment based on the percentage of FOCI Shares acquired by MRV, to be issued to the Selling Shareholders of FOCI under the SPA in escrow.

    WHEREAS, Section 10.2.3 of the SPA contemplates that the representations, warranties, covenants and obligations of the Selling Shareholders shall be secured by placing the aforesaid MRV Shares owned by Selling Shareholders in escrow under this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth below, the parties hereto hereby agree as follows:

1. At the Closing, MRV shall transfer the Escrowed Shares to the Selling Shareholders and then the Selling Shareholders shall deliver the Escrowed Shares directly to the Escrow Agent. The title of the Escrowed Shares shall be under the name of the authorized representative(s) of the Selling Shareholders as agreed by MRV. The Escrowed Shares delivered to the Escrow Agent shall be in the form of one (1) share certificate or other form as deemed appropriate by MRV. The Selling Shareholders will deliver to the Escrow Agent a Power of Attorney , as attached in the Appendix hereof, with respect to the Escrowed Shares granting the Escrow Agent the exclusive right to vote, transfer, sell, pledge and/or otherwise dispose of the Escrowed Shares during the term of this Agreement and in accordance with the provisions of this Agreement and the SPA. Provided, however, that in case of the Claim arises pursuant to Section 5 hereof, the Escrow Agent shall not have such right to vote unless both MRV and Selling Shareholders provide a written instruction to Escrow Agent.

2. The Escrow Agent agrees to keep the Escrowed Shares in a security vault or safe deposit box, and will act with respect to such Escrowed Shares pursuant to the terms of this Agreement and the SPA.

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3.  The Escrow Agent shall deliver the Escrowed Shares upon receipt of written notice signed by MRV subject to Section 5 hereof. Furthermore, the Escrow Agent may take any action not specified in this Agreement upon receipt by the Escrow Agent of written instruction to such effect which is signed by MRV.

4. The Selling Shareholders represent that Mr. Ronald Fu-Chang Wang, and Mr. Steve Song-Fure Lin (or their lawful successors designated by Selling Shareholders) have the power of attorney from all other Selling Shareholders in connection with any acts or omissions regarding disposition of the Escrowed Shares stipulated herein.

5. (a) MRV may give a notice (a "Notice") to the Selling Shareholders (with a copy to the Escrow Agent) specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have against the Selling Shareholders pursuant to Section 10 of the Stock Purchase Agreement. If Mr. Ronald Fu-Chang Wang or Mr. Steve Song-Fure Lin, on behalf of the Selling Shareholders, gives notice to MRV (with a copy to the Escrow Agent) disputing any Claim (a "Counter Notice") within 15 days following receipt by the Selling Shareholders of a copy of the Notice regarding such Claim, such Claim shall be resolved as provided in paragraph (b) below. If no Counter Notice is received by the Escrow Agent within such 15-day period, then the amount of damages claimed by MRV shall be deemed established for purposes of this Escrow Agreement and, at the end of such 15-day period, the Escrow Agent shall pay to MRV the amount claimed in the Notice.

    (b) If MRV and the Selling Shareholders cannot resolve any Claim between themselves within 30 days after delivery of a Counter Notice, or within such extended period of time as MRV and the Selling Shareholders may agree in writing (written notice of which extended period they shall jointly give to the Escrow Agent), either Selling Shareholders or MRV shall have the right to submit the Claim for arbitration as set forth in
        Section 16 of this Agreement. Any decision of the arbitrator regarding such Claim shall be final and binding upon the Selling Shareholders and MRV, and the Escrow Agent shall make payments from the proceeds of the Escrowed Shares upon receipt of any instructions in any order signed by the arbitrator.

    (c) In the event that the Selling Shareholders and MRV shall reach a settlement with respect to any Claim made by MRV pursuant to this paragraph 5, they shall jointly deliver written notice of such settlement to the Escrow Agent, including instructions to the Escrow Agent regarding any payment to be made by it from the proceeds of the Escrowed Shares, and the Escrow Agent shall act in accordance with such instructions.

    (d) For purpose of calculation and satisfaction of the MRV Claims, the value of the Escrowed Shares shall be determined by the closing price of MRV Shares on NASDAQ, the fair market value of the shares of MRV Subsidiary, or, if MRV Subsidiary becomes a listed company, the closing price of MRV Subsidiary shares on the stock exchange or over-the-counter market on which MRV Subsidiary shares are listed (whichever is applicable) on the business day immediately prior to the date of the aforesaid payment for the Claim.


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6.  The Escrowed Shares shall be exchanged for 10% of MRV's shareholding in the new subsidiary of MRV into which the business of FOCI may be merged (the "MRV Subsidiary") upon occurrence of the following conditions: (1) MRV Subsidiary's initial public offering on NASDAQ or any other stock exchange or over-the-counter market in the United States; or (2) a sale of 100% shares of the MRV Subsidiary to a third party other than an affiliate to MRV.

7. On the date which is two (2) years from the date of Closing defined in SPA (or, if not a business day, then on the next occurring business day thereafter), the Escrow Agent shall deliver to Mr. Ronald Fu-Chang Wang and Mr. Steve Song-Fure Lin (or their lawful successors designated by Selling Shareholders) on behalf of the Selling Shareholders all of the Escrowed Shares. Upon release of the Escrowed Shares to Selling Shareholders any and all rights to exchange shares for the MRV Subsidiary shall terminate.

8. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

9. MRV and the Selling Shareholders hereby agree to jointly and severally indemnify and hold the escrow agent harmless from and against any losses, costs, claims, or actions arising from or incurred in connection with the escrow agent's performance of its obligations hereunder unless such losses, costs, claims or actions are incurred as a result of the escrow agent's willful misconduct or gross negligence.

10. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is a legal entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

11. The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

12. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date upon which such resignation shall take effect, whereupon a successor Escrow Agent shall be appointed by MRV (subject to approval of Selling Shareholders, which shall not be unreasonably withheld). In the event that Escrow Agent resigns, there shall not be any additional Escrow Fees to be paid by the Selling Shareholders.

13. The Escrow Agent shall be entitled to compensation (the "Escrow Fees") in the amount equivalent to 0.3 % of the market value of the Escrowed Shares on the date of this Agreement for the services to be rendered by it hereunder and in addition to be reimbursed for all losses, liabilities or expenses, including reasonable attorneys' fees


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    ("Reimbursement"), incurred or made by it without gross negligence or bad faith arising out of or in connection with its entering into this Agreement or carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises. The Escrow Fees shall be borne by the Selling Shareholders and subtracted upon closing from the total amount of cash received by the Selling Shareholders as part of the consideration for the Selling Shares. The Reimbursement shall be borne by the Selling Shareholders when it is incurred and may be applied against the said cash consideration or Escrowed Shares as the case may be. For avoidance of doubt, the Escrow Fees only cover the services of taking custody of the Escrowed Shares.

14. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this escrow agreement.

15. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, and shall be governed by and construed in accordance with the laws of Taiwan, the Republic of China applicable to contracts made and to be performed therein and cannot be changed or terminated except by a writing signed by MRV, Selling Shareholders and the Escrow Agent, or the resignation stated in Section 12 hereof.

16. (a) This Agreement shall be interpreted in accordance with the laws of Taiwan, the Republic of China without regard to its conflicts of law principles.

    (b) If a dispute arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof, arises between the parties which, in the opinion of either party, cannot be resolved amicably after consultation, the dispute shall be referred for binding, final resolution by arbitration in accordance with the Arbitration Law of the ROC in effect at the time of the arbitration except as they may be modified herein or by mutual agreement of the parties. The arbitration shall be confidential and may be conducted in Chinese or English language. It shall take place in Taipei, Taiwan and the parties expressly consent to jurisdiction of the Arbitration Association of Taiwan, the Republic of China ("ROCAA") as a condition to entering this Agreement. The arbitral tribunal shall consist of three arbitrators, one appointed by each of the parties and the third appointed by those two in accordance with the rules specified above. If they cannot agree on a third, the third arbitrator shall be appointed by the ROCAA.

    (c) The arbitral tribunal may grant any relief deemed by the tribunal to be just and equitable, including specific performance. The arbitral award may include an award of costs, including reasonable attorneys' fees and disbursements. The decision of the arbitral tribunal shall be binding and final and may be used as a basis of judgment thereon in the jurisdiction where the party is subject to or elsewhere. Neither party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as hereinbefore provided and then only for the enforcement of the amount found due in such arbitration. Pending submission to arbitration and thereafter until the arbitral tribunal publishes its award, the Escrowed Shares shall,


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        except in the event of termination or expiration of this Agreement, continue to be escrowed by the Escrow Agent pursuant to this Agreement.

17. All notices and other communications pursuant to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

    (a) IN THE CASE OF MRV:

        MRV Communications, Inc.
        8943 Fullbright Ave
        Chatsworth, CA 91311
        U.S.A.
        Attention: Edmund Glazer

        WITH A COPY TO:

        Baker & McKenzie
        15F, 168 Tun Hwa N. Road,
        Taipei, Taiwan
        Attention: David T. Liou

    (b) IN THE CASE OF SELLING SHAREHOLDERS:

        Pacrim Investing & Developing Co., Ltd.
        16F, 83, Nan-Kan Road, Sec. 1,
        Lu-Chu, Taoyuan,
        Taiwan, R.O.C.
        Attention: Ronald Fu-Chang Wang
                   Steve Song-Fure Lin

    (c) IN THE CASE OF ESCROW AGENT:

        Baker & McKenzie
        15F, 168 Tun Hwa N. Road,
        Taipei, Taiwan
        Attention: David T. Liou

     or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

18. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.


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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

                                       MRV COMMUNICATIONS INC.

                                       By: /s/ Edmund Glazer
                                           -------------------------------------
                                               Edmund Glazer
                                               Vice President and CFO

                                       SELLING SHAREHOLDERS OF
                                       FIBER OPTIC COMMUNICATIONS, INC.


                                       By: /s/  Ronald Fu-Chang Wang
                                           -------------------------------------
                                                Ronald Fu-Chang Wang
                                                On behalf of the Selling
                                                Shareholders


                                       By: /s/ Steve Song-Fure Lin
                                           -------------------------------------
                                               Steve Song-Fure Lin
                                               On behalf of the Selling
                                               Shareholders


                                       BAKER & McKENZIE, TAIPEI OFFICE

                                       By: /s/ David T. Liou
                                           -------------------------------------
                                               David T. Liou
                                               Senior Partner


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                                    APPENDIX

                                POWER OF ATTORNEY

We, ______________ and ________________, hereby irrevocably constitute and appoint David T. Liou of Baker & McKenzie, Attorneys-at-Law, to be my attorney in the Republic of China, with full power of substitution and revocation, to hold up to One Million (1,000,000) shares, with all dividends, rights and interests accruing to or accrue upon the same, of MRV Communications Inc., which are registered in my name on the shareholders' roster of MRV on behalf of the Selling Shareholders; and to vote, transfer, sell, pledge or otherwise dispose of the Escrowed Shares during the term of the Escrow Agreement and in accordance with the provisions of the Escrow Agreement and the Stock Purchase Agreement entered into between the Selling Shareholders and MRV dated February 21, 2000.

IN WITNESS WHEREOF, I have executed this Power of Attorney on the 21st day of February, 2000.

                                       By:
                                           -------------------------------------
                                           Name: Ronald Fu-Chang Wang


                                       By:
                                           -------------------------------------
                                           Name: Steve Song-Fure Lin


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